Exhibit 23.1

                                                            Grant Thornton
Grant Thornton LLP
Chartered Accountants
Management Consultants
Canadian Member Firm of
Grant Thornton International



                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated April 16, 2001, accompanying the financial statements of Spectrum International Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



                                                        /s/ Grant Thornton LLP
Vancouver, Canada                                           GRANT THORNTON LLP
May 15, 2002



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E-mail: Vancouver@GrantThorton.ca

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